Exhibit 99.1

LINN ENERGY, LLC

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES –

ASSETS ACQUIRED FROM DOMINION RESOURCES, INC.

Years Ended December 31, 2006, 2005 and 2004, and

the Six Months Ended June 30, 2007 and 2006 (Unaudited)

INDEX

Financial Information	Page Number

Independent Auditor’s Report	2
Statements of Revenues and Direct Operating Expenses for the years ended December 31, 2006, 2005 and 2004, and the six months ended June 30, 2007 and 2006 (Unaudited)	3
Notes to Statements of Revenues and Direct Operating Expenses	4

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of
Dominion Resources, Inc.
Richmond, Virginia

We have audited the accompanying statements of revenues and direct operating expenses of the Dominion Resources, Inc.’s Mid-Continent Exploration & Production Operations (the “Properties”), as defined in the purchase and sale agreement dated June 29, 2007, between Dominion Resources, Inc. (the “Company”) and Linn Energy, LLC for the years ended December 31, 2006, 2005, and 2004.  The statements of revenues and direct operating expenses are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements of revenues and direct operating expenses based on our audits.

We conducted our audits in accordance with the standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and direct operating expenses, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of revenues and direct operating expenses.  We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 to the statement, and is not intended to be a complete presentation of the Properties’ results of operations.

In our opinion, such statements of revenues and direct operating expenses present fairly, in all material respects, the revenues and direct operating expenses of the Properties for the years ended December 31, 2006, 2005, and 2004, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion of the basic financial statements taken as a whole.  The supplemental information in Note 4 to the statements of revenues and direct operating expenses is presented for the purpose of additional analysis and is not a required part of the basic financial statements.  This additional information is the responsibility of the Company’s management.  Such information has not been subjected to the auditing procedures applied in our audits of the basic financial statements, and accordingly, we express no opinion on it.

/s/ Deloitte & Touche LLP

Houston, Texas
August 24, 2007

LINN ENERGY, LLC

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES –

ASSETS ACQUIRED FROM DOMINION RESOURCES, INC.

Years Ended December 31, 2006, 2005, 2004, and

the Six Months Ended June 30, 2007 and 2006 (Unaudited)

(millions)

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)

Revenues
Gas	$114	$117	$215	$235	$194
Natural gas liquids (NGL)	10	—	7	—	—
Oil	23	32	64	50	38
Other	12	18	33	42	37
Total revenues	159	167	319	327	269
Direct Operating Expenses
Lease operating expenses	18	18	36	30	29
Transportation	4	4	7	5	5
Production and property taxes	11	11	23	23	20
Total direct operating expenses	33	33	66	58	54
Excess of Revenues over Direct Operating Expenses	$126	$134	$253	$269	$215

The accompanying notes are an integral part of the Statements of Revenues and Direct Operating Expenses.

LINN ENERGY, LLC

ASSETS ACQUIRED FROM DOMINION RESOURCES, INC.

NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

YEARS ENDED DECEMBER 31, 2006, 2005, 2004, AND

THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (UNAUDITED)

Note 1.  Basis of Presentation

On June 29, 2007, Dominion Resources, Inc. (the “Company”) through certain of our wholly owned subsidiaries, Dominion Exploration & Production, Inc. (“DEPI”), Dominion Oklahoma Texas Exploration & Production, Inc. (“DOTEPI”), LDNG Texas Holdings, LLC (“LDNG”) and DEPI Texas Holdings, LLC (“DEPILLC”), entered into an agreement with Linn Energy, LLC to sell our exploration and production (E&P) operations in the Mid-Continent basin for an aggregate purchase price of approximately $2.05 billion, subject to adjustments for changes in net working capital, interest and other adjustments.

The accompanying historical statements of revenues and direct operating expenses were prepared from the historical accounting records of the Company.  These statements are not intended to be a complete presentation of the results of operations of Dominion’s Mid-Continent Exploration & Production Properties as defined in the purchase and sale agreement dated June 29, 2007, between DEPI, DOTEPI, LDNG, and DEPILLC and Linn Energy, LLC.  The statements do not include general and administrative expense, effects of derivative transactions, interest income or expense, depreciation, depletion, and amortization, any provision for income tax expenses and other income and expense items not directly associated with revenues from natural gas, natural gas liquids, and oil.  Historical financial statements reflecting financial position, results of operations, and cash flows required by accounting principles generally accepted in the United States of America are not presented as such information is not readily available on an individual property basis and not meaningful to the acquired properties.  Accordingly, the accompanying statements are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Note 2.  Revenue and Expense Recognition

Gas and oil production revenue and related extracted product natural gas liquids revenue are recognized based on actual volumes of gas, oil, and natural gas liquids sold to purchasers.  Sales require delivery of the product to the purchaser, passage of title, and probability of collection of purchaser amounts owed.  Gas and oil production revenue and related natural gas liquids revenue are reported net of royalties.  We use the sales method of accounting for gas imbalances.  An imbalance is created when Company volumes of gas sold pertaining to a property do not equate to the volumes to which we are entitled based on our interest in the property.  Under the sales method, revenues are recognized based on actual volumes of gas and oil sold to purchasers.  The volumes sold may differ from the volumes to which we are entitled based on our interests in the properties.  Other revenue primarily consists of revenue previously deferred under the Company’s volumetric production payment (“VPP”) contracts, gas gathering fees, processing fees, and net third-party brokered gas activity.  Revenue is recognized under the VPP contracts when gas is produced and delivered to the purchaser.  Direct operating expenses are recognized on an accrual basis and consist of costs required to operate gas and oil leases, product transportation expenses, and production and property taxes.

Note 3.  Commitments and Contingencies

As the result of issues generated in the ordinary course of business, we are involved in legal, regulatory, and other proceedings before various courts, regulatory commissions, and governmental agencies, some of which involve substantial amounts of money.  We believe that the final disposition of these proceedings will not have a material effect on our statements of revenues and direct operating expenses.

Note 4.  Supplemental Oil and Natural Gas Reserve Information (Unaudited)

Estimated Quantities of Proved Oil and Natural Gas Reserves

Estimated net quantities of proved natural gas and oil (including condensate and NGLs) reserves at December 31, 2006, 2005 and 2004, and changes in the reserves during those years, are shown in the two schedules included below:

	2006	2005	2004
(billion cubic feet)
Proved developed and undeveloped reserves – Natural Gas (1)
At January 1	585	560	562
Changes in reserves:
Extensions, discoveries and other additions	161	79	54
Revisions of previous estimates	(70)	(21)	5
Production	(36)	(33)	(36)
Purchases of natural gas in place	45	—	7
Sales of natural gas in place	(14)	—	(32)
At December 31	671	585	560
Proved developed reserves – Gas
At January 1	521	499	475
At December 31	516	521	499
Proved developed and undeveloped reserves – Oil and NGLs
(thousands of barrels)
At January 1	14,793	14,120	12,855
Changes in reserves:
Extensions, discoveries and other additions	3,125	1,063	875
Revisions of previous estimates (2)	5,639	529	878
Production	(1,292)	(916)	(968)
Purchases of oil in place	456	—	665
Sales of oil in place	(4,642)	(3)	(185)
At December 31	18,079	14,793	14,120
Proved developed reserves – Oil and NGLs
At January 1	13,537	12,565	11,747
At December 31	14,943	13,537	12,565

(1)     Excludes reserves associated with VPP delivery obligations.

(2)     The 2006 revision is primarily due to an increase in plant liquids that resulted from contractual changes on a portion of the Company’s gas processed by third parties.  The Company now takes title to and markets the natural gas liquids extracted from this gas.

Standardized Measure of Discounted Future Net Cash Flows Relating to Oil and Natural Gas Reserves

The tabulation included below has been prepared in accordance with the Financial Accounting Standards Board (FASB) rules for disclosure of a standardized measure of discounted future net cash flows relating to proved gas and oil reserve quantities that the Company owns.

	2006	2005	2004

(millions)
Future cash inflows (1)	$4,490	$5,785	$3,822
Less:
Future production costs	823	719	543
Future development costs (2)	307	53	51
Future income tax expense	1,155	1,810	1,120
Future net cash flows	2,205	3,203	2,108
Less annual discount (10% a year)	1,295	1,893	1,266
Standardized measure of discounted future net cash flows	$910	$1,310	$842

(1)     Amounts exclude the effect of derivative instruments designated as hedges of future sales of production at year-end.  Year-end prices used in the calculation of future cash inflows are:

	2006	2005	2004

Gas	$5.34	$8.38	$5.75
Oil and NGLs	$50.19	$59.60	$42.45

(2)     Estimated future development costs, excluding abandonment, for proved undeveloped reserves are estimated to be $167 million, $86 million and $23 million for 2007, 2008 and 2009, respectively.

In the foregoing determination of future cash inflows, sales prices for gas and oil were based on contractual arrangements or market prices at year-end.  Future costs of developing and producing the proved gas and oil reserves reported at the end of each year shown were based on costs determined at each such year-end, assuming the continuation of existing economic conditions.  Future income taxes were computed by applying the appropriate year-end or future statutory tax rate to future pretax net cash flows, less the tax basis of the properties involved, and giving effect to tax deductions, permanent differences, and tax credits.

It is not intended that the FASB’s standardized measure of discounted future net cash flows represent the fair market value of our proved reserves.  The Company cautions that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision, and the 10% discount rate is arbitrary.  In addition, costs and prices as of the measurement date are used in the determinations, and no value may be assigned to probable or possible reserves.

The following tabulation is a summary of changes between the total standardized measure of discounted future net cash flows at the beginning and end of each year:

	2006	2005	2004
(millions)
Standardized measure of discounted future net cash flows at January 1	$1,310	$842	$683
Changes in the year resulting from:
Sales and transfers of gas and oil produced during the year, less production costs	(227)	(232)	(184)
Net change in prices, production, and development costs	(783)	693	14
Extensions, discoveries, and other additions	300	334	174
Previously estimated development costs incurred during the year	12	7	8
Revisions of previous quantity estimates	(72)	(110)	(66)
Accretion of discount	204	128	135
Income taxes	264	(291)	220
Purchases and sales of proved reserves in place	(43)	(1)	18
Other (principally timing of production)	(55)	(60)	(160)
Standardized measure of discounted future net cash flows at December 31	$910	$1,310	$842